Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Silicon Image, Inc.
Sunnyvale, California

We have audited the accompanying consolidated balance sheets of Silicon Image, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Silicon Image, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2015 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 24, 2015

SILICON IMAGE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$116,219	$82,220
Short-term investments	48,116	56,003
Accounts receivable, net of allowances for doubtful accounts of $644 at December 31, 2014 and $531 at December 31, 2013	23,693	34,729
Inventories	17,146	11,727
Prepaid expenses and other current assets	6,912	7,733
Deferred income taxes	2,095	191
Total current assets	214,181	192,603
Property and equipment, net	15,295	14,676
Deferred income taxes, non-current	28,106	4,368
Intangible assets, net (Note 7)	15,729	10,348
Goodwill (Note 7)	30,333	21,646
Other assets	1,644	8,498
Total assets	$305,288	$252,139
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,461	$12,894
Accrued and other current liabilities	25,473	20,622
Deferred margin on sales to distributors	8,663	9,634
Deferred license revenue	2,254	2,742
Total current liabilities	49,851	45,892
Other long-term liabilities	13,905	16,522
Total liabilities	63,756	62,414
Commitments and contingencies (Notes 9 and 10)
Redeemable noncontrolling interest (Note 11)	7,000	—
Stockholders’ Equity:
Convertible preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.001; 150,000,000 shares authorized; shares issued and outstanding: 77,386,040 shares at December 31, 2014 and 77,418,247 shares at December 31, 2013	107	100
Additional paid-in capital	552,324	536,935
Treasury stock, 29,719,612 shares at December 31, 2014 and 27,323,067 shares at December 31, 2013	(170,375)	(157,898)
Accumulated deficit	(147,196)	(189,302)
Accumulated other comprehensive income (loss)	(328)	(110)
Total stockholders’ equity	234,532	189,725
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$305,288	$252,139
See accompanying Notes to Consolidated Financial Statements.

SILICON IMAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenue:
Product	$198,128	$227,308	$203,487
Licensing and services	59,924	49,098	48,877
Total revenue	258,052	276,406	252,364
Cost of revenue and operating expenses:
Cost of product revenue (1)(2)(3)	100,462	112,940	109,815
Cost of licensing and services revenue	30	881	626
Research and development (4)	72,012	76,994	77,372
Selling, general and administrative (5)	63,666	64,736	57,446
Restructuring and impairment expense (6)(7)	3,481	1,783	110
Amortization of acquisition-related intangible assets	2,016	941	599
Impairment of intangible asset	476	175	—
Total cost of revenue and operating expenses	242,143	258,450	245,968
Income from operations	15,909	17,956	6,396
Gain from sale of a privately held company investment	4,071	—	—
Proceeds from legal settlement	—	1,275	—
Other than temporary impairment of a privately-held company investment	—	(1,500)	(7,467)
Interest income and other, net	1,245	1,203	1,661
Income before provision for income taxes and equity in net loss of an unconsolidated affiliate	21,225	18,934	590
Income tax expense (benefit)	(20,980)	6,955	9,979
Equity in net loss of an unconsolidated affiliate	150	489	1,803
Net income (loss)	42,055	11,490	(11,192)
Less: Net loss attributable to noncontrolling interest	(51)	—	—
Net income (loss) attributable to common stockholders	$42,106	$11,490	$(11,192)
Net income (loss) per share – basic	$0.54	$0.15	$(0.14)
Net income (loss) per share – diluted	$0.53	$0.15	$(0.14)
Weighted average shares – basic	77,967	77,399	81,872
Weighted average shares – diluted	79,571	79,065	81,872
(1) Includes restructuring expense	$343	$284	$—
(2) Includes amortization of acquisition-related intangible assets	$900	$975	$425
(3) Includes stock-based compensation expense	$634	$603	$523
(4) Includes stock-based compensation expense	$3,357	$3,576	$3,585
(5) Includes stock-based compensation expense	$5,822	$6,336	$5,096
(6) Includes stock-based compensation expense	$193	$—	$—
(7) Includes impairment of intangible assets	$467	$—	$—

See accompanying Notes to Consolidated Financial Statements.

SILICON IMAGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$42,055	$11,490	$(11,192)
Components of accumulated other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(182)	120	51
Fair value of effective cash flow hedges	—	—	26
Unrealized gains (losses) on available-for-sale securities
Unrealized gain (loss) arising during the year	(37)	(270)	400
Reclassification adjustment for gains included in net income	1	(143)	(170)
Total unrealized gain (loss) on available-for-sale securities	(36)	(413)	230
Other comprehensive income (loss)	(218)	(293)	307
Comprehensive income (loss)	41,837	11,197	(10,885)
Less: Comprehensive loss attributable to the noncontrolling interest	(51)	—	—
Comprehensive income (loss) attributable to common stockholders	$41,888	$11,197	$(10,885)

See accompanying Notes to Consolidated Financial Statements.

SILICON IMAGE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2012	82,069	$98	$505,191	$(111,049)	$(189,600)	$(124)	$204,516
Net loss	—	—	—	—	(11,192)	—	(11,192)
Other comprehensive loss	—	—	—	—	—	307	307
Common stock issued under stock option plans	412	—	1,460	—	—	—	1,460
Issuances of common stock from restricted stock units	1,305	—	—	—	—	—	—
Repurchases of restricted stock units for tax withholding	(450)	—	—	(2,179)	—	—	(2,179)
Repurchases of treasury stock	(7,266)	—	(9,000)	(30,684)	—	—	(39,684)
Common stock issued for ESPP	933	1	4,169	—	—	—	4,170
Excess tax benefit from employee stock-based compensation plans	—	—	498	—	—	—	498
Stock-based compensation expense	—	—	9,204	—	—	—	9,204
Balance at December 31, 2012	77,003	99	511,522	(143,912)	(200,792)	183	167,100
Net loss	—	—	—	—	11,490	—	11,490
Other comprehensive loss	—	—	—	—	—	(293)	(293)
Common stock issued under stock option plans	425	—	1,775	—	—	—	1,775
Issuances of common stock from restricted stock units	1,067	—	—	—	—	—	—
Repurchases of restricted stock units for tax withholding	(379)	—	—	(1,981)	—	—	(1,981)
Repurchases of treasury stock	(1,614)	—	9,000	(12,005)	—	—	(3,005)
Common stock issued for ESPP	916	1	3,769	—	—	—	3,770
Excess tax benefit from employee stock-based compensation plans	—	—	354	—	—	—	354
Stock-based compensation expense	—	—	10,515	—	—	—	10,515
Balance at December 31, 2013	77,418	100	536,935	(157,898)	(189,302)	(110)	189,725
Net income	—	—	—	—	42,106	—	42,106
Other comprehensive loss	—	—	—	—	—	(218)	(218)
Common stock issued under stock option plans	724	1	3,274	—	—	—	3,275
Issuances of common stock from restricted stock units	906	5	(5)	—	—	—	—
Repurchases of restricted stock units for tax withholding	(297)	—	—	(1,645)	—	—	(1,645)
Repurchases of treasury stock	(2,099)	—	—	(10,832)	—	—	(10,832)
Common stock issued for ESPP	734	1	3,191	—	—	—	3,192
Tax shortfall from employee stock-based compensation plans	—	—	(1,026)	—	—	—	(1,026)
Adjustment of redeemable noncontrolling interest to redemption value	—	—	(51)	—	—	—	(51)
Stock-based compensation expense	—	—	10,006	—	—	—	10,006
Balance at December 31, 2014	77,386	$107	$552,324	$(170,375)	$(147,196)	$(328)	$234,532
See accompanying Notes to Consolidated Financial Statements.

SILICON IMAGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$42,055	$11,490	$(11,192)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	6,477	6,270	6,107
Stock-based compensation expense	10,006	10,515	9,204
Amortization of investment premium	876	1,048	1,995
Tax benefit from employee stock-based compensation plans	130	354	498
Other than temporary impairment of a privately-held company investment	—	1,500	7,467
Impairment of intangible asset	943	175	—
Amortization of intangible assets	4,176	2,949	1,331
Non-operating proceeds from legal settlement	—	(1,275)	—
Gain from business acquisition	(361)	—	—
Deferred income taxes	(31,166)	426	429
Excess tax benefits from employee stock-based transactions	(130)	(354)	(498)
Realized gain on sale of short-term investments	—	(144)	(139)
Equity in net loss of an unconsolidated affiliate	150	489	1,803
Others	270	296	340
Changes in assets and liabilities:
Accounts receivable	11,248	2,818	(10,503)
Inventories	(5,419)	(459)	(1,206)
Prepaid expenses and other current assets	(1,791)	94	1,124
Accounts payable	895	2,208	(529)
Accrued and other liabilities	4,645	941	(3,581)
Deferred margin on sales to distributors	(971)	557	2,531
Deferred license revenue	(1,468)	(706)	(505)
Cash provided by operating activities	40,565	39,192	4,676
Cash flows from investing activities:
Proceeds from sales of short-term investments	27,192	62,699	104,765
Purchases of short-term investments	(20,263)	(41,053)	(60,612)
Cash used in business acquisitions, net of cash acquired	(13,464)	—	—
Purchases of property and equipment	(7,739)	(5,761)	(8,885)
Proceeds from sale of a privately held company investment	7,571	—	—
Proceeds from legal settlement	—	1,275	—
Investment in an unconsolidated affiliate	—	—	(2,750)
Investment in privately held companies	—	(1,500)	(6,000)
Cash paid for assets purchased from privately held company	—	(300)	(1,200)
Purchase of intellectual properties	(915)	(2,031)	(1,242)
Proceeds from sale of property and equipment	—	103	—
Cash provided by (used in) investing activities	(7,618)	13,432	24,076
Cash flows from financing activities:
Proceeds from employee stock programs	6,467	5,545	5,631
Excess tax benefits from employee stock-based transactions	130	354	498
Payment to acquire treasury shares	(10,832)	(3,005)	(39,684)
Repurchase of restricted stock units for income tax withholding	(1,645)	(1,981)	(2,179)
Proceeds from sale of redeemable noncontrolling interest	7,000	—	—
Cash paid to settle contingent consideration liabilities	(27)	(81)	(1,054)
Cash provided by (used in) financing activities	1,093	832	(36,788)
Effect of exchange rate changes on cash and cash equivalents	(41)	(305)	(20)
Net increase (decrease) in cash and cash equivalents	33,999	53,151	(8,056)
Cash and cash equivalents - beginning of year	82,220	29,069	37,125
Cash and cash equivalents - end of year	$116,219	$82,220	$29,069
Supplemental cash flow information:
Cash payment for income taxes	$(7,420)	$(6,476)	$(6,389)
Restricted stock units vested	$4,992	$5,617	$6,276
Property and equipment and other assets purchased but not paid for	$348	$668	$2,380
Unrealized net gain (loss) on short-term investments	$(36)	$(223)	$40

See accompanying Notes to Consolidated Financial Statements.

SILICON IMAGE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

Silicon Image, Inc. (referred to herein as “we”, “our”, “the Company”, or “Silicon Image”), a Delaware corporation, was incorporated on June 11, 1999. Silicon Image is a leading provider of wired and wireless video, audio and data connectivity solutions for the mobile, consumer electronics (CE), wireless backhaul and access ("Wireless Fiber") and personal computer (PC) markets. The Company delivers its technology via semiconductor and intellectual property (IP) products that are compliant with global industry standards and feature market leading Silicon Image innovations such as InstaPort™ and InstaPrevue™. Silicon Image’s products are deployed by the world’s leading electronics manufacturers in devices such as smartphones, tablets, digital televisions (DTVs), Blu-ray Disc™ players, audio-video receivers, digital cameras, set-top-boxes, as well as desktop and notebook PCs. Silicon Image has driven the creation of industry standards High-Definition Multimedia Interface (HDMI®) and Mobile High-Definition Link (MHL®).Via its wholly-owned subsidiary, Simplay Labs LLC, Silicon Image offers manufacturers comprehensive product interoperability and standards compliance testing.

On January 26, 2015, the Company signed a definitive agreement, pursuant to which Lattice Semiconductor Corporation will acquire Silicon Image in an all-cash tender offer of $7.30 per share.

Silicon Image is headquartered in Sunnyvale, California.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated. The consolidated financial statements also include the results of companies acquired by the Company from the date of each acquisition.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Areas where significant judgment and estimates are applied include revenue recognition, stock-based compensation, impairment and fair value of short-term investments, inventory reserves, valuation of goodwill and long-lived assets, income taxes, deferred tax assets and legal matters. Actual results could differ materially from these estimates.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete, as evidenced by an agreement with the customer, delivery or performance has occurred, pricing is fixed or determinable and collectability is reasonably assured.

Product Revenue

The Company recognizes product revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured. These criteria are usually met at the time of product shipment. Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement. Shipping documents are used to verify product delivery. The Company assesses whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company assesses the collectability of its accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  The Company sells its products either directly to the OEMs or through distributors during the following types of transactions.

“Sell-in” or “Direct”— These represent instances where the Company either ships products directly to the OEMs or to distributors with limited rights to price concessions or returns. Revenue is generally recognized in these cases at the time of shipment. Revenue from products sold to distributors with agreements allowing for stock rotations, but not price protection, is also generally recognized upon shipment. Reserves for stock rotations are estimated based primarily on historical experience and provided for at the time of shipment, and are not significant.

“Sell-through” — These represent instances where we ship products to the distributors where they have rights to price concessions and rights of return. Revenue is recognized only when the distributor reports that it has sold the product to its end customer as the sales price is not fixed or determinable at the time of shipment to the distributor. The Company’s recognition of such distributor sell-through is based on point of sale reports received from the distributor which establishes a customer, quantity and final price. Price concessions are recorded when incurred, which is generally at the time the distributor sells the product to its customer. Once the Company receives the point of sale reports from the distributor, the Company’s sales price is fixed, as any product returns, stock rotation and price concession rights for that product lapse.

From time to time, at its distributors’ request, the Company enters into “conversion agreements” to convert certain products, which are designated for a specific end customer, from ‘sell-through’ to ‘sell-in’ products. The effect of these conversions is to eliminate any price protection or return rights on such products. Revenue for such conversions is recorded at the time such conversion agreements are signed, as it is at that point that the distributor ceases to have any price protection or return rights for such products.

At the time of shipment to distributors, for which revenue is recognized on a sell-through basis, the Company records a trade receivable for the selling price (since there is a legally enforceable right to payment), relieves inventory for the carrying value of goods shipped (since legal title has passed to the distributor) and, until revenue is recognized, records the gross margin in “deferred margin on sale to distributors,” a component of current liabilities in its consolidated balance sheet. However, the amount of gross margin the Company recognizes in future periods will be less than the originally recorded deferred margin on sales to distributor as a result of negotiated price concessions. The Company sells each item in its product price book to all of its “sell-through” distributors worldwide at a relatively uniform list price. However, distributors resell the Company’s products to end customers at a very broad range of individually negotiated price points based on customer, product, quantity, geography, competitive pricing and other factors. The majority of the Company’s distributors’ resale is priced at a discount from the list price. Often, under these circumstances, the Company remits back to the distributor a portion of their original purchase price after the resale transaction is completed. Thus, a portion of the “deferred margin on the sale to distributor” balance represents a portion of distributor’s original purchase price that will be refunded back to the distributor in the future. The wide range and variability of negotiated price concessions granted to the distributors does not allow the Company to accurately estimate the portion of the balance in the deferred margin on the sale to distributors that will be remitted back to the distributors. In addition to the above, the Company also reduces the deferred margin by anticipated or determinable future price protections based on revised price lists, if any.

Sales Returns, Pricing Adjustments and Allowance for Doubtful Accounts. The Company records reductions of revenue for estimated product returns and pricing adjustments, such as rebates, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in rebate agreements, and other factors known at the time. The Company reverses the accrual for unclaimed rebate amounts as specific rebate programs contractually end and when it believes unclaimed rebates are no longer subject to payment and will not be paid. Thus the reversal of unclaimed rebates may have a positive impact on its net revenue and net income in subsequent periods. Additional reductions of revenue would result if actual product returns or pricing adjustments exceed our estimates. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of any customer were to deteriorate, resulting in an impairment of its ability to make payments, additional allowances could be required.

Licensing Revenue

The Company enters into IP licensing agreements that generally provide licensees the right to incorporate the Company’s IP components in their products with terms and conditions that vary by licensee. Revenue earned under such agreements is classified as licensing revenue. The Company’s IP licensing agreements generally include multiple elements, which may include one or more off-the-shelf and/or customized IP licenses bundled with support services covering a fixed period of time, usually one year.

For multiple-element arrangements, if the different elements in the arrangement qualify as separate units of accounting the Company allocates the total arrangement consideration to each element based on relative selling price. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (VSOE), (ii) third-party evidence of selling price (TPE), and (iii) best estimate of the selling price (BESP). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. BESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis. For the elements of IP licensing agreements the Company concluded that VSOE exists only for its support services based on periodic stand-alone renewals. For all other elements in IP licensing agreements, the Company concluded that no VSOE or TPE exists because these elements are almost never sold on a stand-alone basis by the Company or its competitors.

The Company’s process for determining its BESP for deliverables without VSOE or TPE considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. The key factors considered by the Company in developing the BESPs include prices charged by the Company for similar offerings, if any, the Company’s historical pricing practices, the nature and complexity of different technologies being licensed.

Amounts allocated to the delivered off-the-shelf IP licenses are recognized at the time of sale provided the other conditions for revenue recognition have been met. Amounts allocated to the support services are deferred and recognized on a straight-line basis over the support period, usually one year.

Certain licensing agreements provide for royalty payments based on agreed upon royalty rates. Such rates can be fixed or variable depending on the terms of the agreement. The amount of revenue the Company recognizes is determined based on a time period or on the agreed-upon royalty rate, extended by the number of units shipped by the customer. To determine the number of units shipped, the Company relies upon actual royalty reports from its customers when available and relies upon estimates in lieu of actual royalty reports when it has a sufficient history of receiving royalties to enable the Company to make a reliable estimate of the amount of royalties owed to the Company. These estimates for royalties necessarily involve the application of management judgment. As a result of the Company’s use of estimates, period-to-period numbers are “trued-up” in the following period to reflect actual units shipped per the royalty reports ultimately received from the customer. In cases where royalty reports and other information are not available to allow the Company to estimate royalty revenue, the Company recognizes revenue only when royalty reports are received. The Company also performs compliance audits for its licenses and any additional royalties as a result of the compliance audits are generally recorded as revenue in the period when the compliance audits are settled and the customer agrees to pay the amounts due.

From time to time, we enter into contracts related to licenses of the Company’s technology that involve significant modification, customization or engineering services. Revenues derived from such license contracts are accounted for using the percentage-of-completion method or completed contract method. The completed contract method is used for contracts where there is a risk over final acceptance by the customer or for contracts that are short term in nature. HDMI royalty revenue is determined by an allocation formula contractually agreed to by the Company and the other HDMI Founders. Evidence of an arrangement is deemed complete when all the Founders agree on the royalty sharing formula.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of FASB ASC No. 718-10-30, “Stock Compensation Initial Measurement,” which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors including employee stock options, restricted stock units (RSUs), performance share awards and employee stock purchases under our Employee Stock Purchase Plan (ESPP) based on estimated fair values. Following the provisions of FASB ASC No. 718-50-25, “ Employee Share Purchase Plans Recognition,” our ESPP is considered a compensatory plan, therefore, we are required to recognize compensation cost for grants made under the ESPP. The Company estimates the fair value of stock options granted using the Black-Scholes-Merton (BSM) option-pricing model and a single option award approach. The BSM model requires various highly subjective assumptions including volatility, expected option life, and risk-free interest rate. Management estimates volatility for a given option grant by evaluating the historical volatility of the period immediately preceding the option grant date that is at least equal in length to the option’s expected term. Consideration is also given to unusual events (either historical or projected) or other factors that might suggest that historical volatility will not be a good indicator of future volatility. The expected life of an award is based on historical experience and on the terms and conditions of the stock awards granted to employees, as well as the potential effect from options that had not been exercised at the time. In accordance with FASB ASC No. 718-10-35, “ Subsequent Measurement of Stock Compensation,” the Company generally recognizes stock-based compensation expense, net of estimated forfeitures, on a ratable basis for all share-based payment awards over the requisite service periods of the awards, which is generally the vesting period or the remaining service (vesting) period.

The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and the Company uses different assumptions, the stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and recognize expense only for those shares expected-to-vest. If the actual forfeiture rate is materially different from the estimate, the recorded stock-based compensation expense could be different.

The fair value of market-based RSUs has been determined by management, with the assistance of an independent valuation firm using the Monte Carlo Simulation method which takes into account multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This method requires the input of assumptions, including the expected volatility of the Company’s common stock, and a risk-free interest rate. Compensation expense related to awards that are expected to vest with a market-based condition is recognized on a straight-line basis regardless of whether the market condition is satisfied, provided that the requisite service has been achieved. The amount of expense attributed to market-based RSUs is based on the estimated forfeiture rate, which is updated according to the Company’s actual forfeiture rates. The financial statements include amounts that are based on the Company’s best estimates and judgments.

Concentration of Credit Risk

The Company’s customer base for its products is concentrated with a small number of end users and distributors. Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The allowance for doubtful accounts is based upon the expected collectability of all accounts receivable. The Company places its cash equivalents and short-term investments in investment-grade, highly liquid debt instruments and limits the amount of credit exposure to any one issuer.

Significant Risks and Uncertainties

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures, and cyclical market patterns. The Company’s results of operations are affected by a wide variety of factors, including general economic conditions, both domestically and abroad; economic conditions specific to the semiconductor industry; demand for the Company’s products; the timely introduction of new products; implementation of new manufacturing technologies; manufacturing capacity; the ability to manufacture efficiently; the availability and cost of materials and supplies; competition; the ability to safeguard patents and intellectual property in a rapidly evolving market; and reliance on assembly and wafer fabrication subcontractors and on independent distributors and sales representatives. As a result, the Company may experience substantial period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

Financial Instruments

All highly liquid investments with original maturities of three months or less are classified as cash equivalents. The Company’s debt and marketable equity securities have been classified and accounted for as available-for-sale. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The Company classifies its marketable debt securities as short-term investments because the Company’s intention is to sell the securities within a relatively short period of time. Unrealized gains and losses on these investments are reported as a separate component of accumulated other comprehensive income (loss). The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. The Company periodically assesses whether its investments with unrealized loss positions are other than temporarily impaired. Other-than-temporary impairment charges exists when the entity has the intent to sell the security, it will more likely than not be required to sell the security before anticipated recovery or it does not expect to recover the entire amortized cost basis of the security. Other than temporary impairments are determined based on the specific identification method and are reported in the consolidated statements of operations.

Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The FASB’s fair value measurement standard establishes a consistent framework for measuring fair value whereby inputs used in valuation techniques are assigned a hierarchical level. The assignment to a level is based on whether the market participant assumptions used in determining fair value are obtained from independent sources (observable inputs) or reflect the Company’s own assumptions of market participant valuation (unobservable inputs). Categorization within the fair value hierarchy is determined by the lowest level of input that is significant to the fair value measurement. The following are the hierarchical levels of inputs to measure fair value:

Level 1	Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2
Quoted prices for identical assets and liabilities in markets that are inactive; quoted prices for similar assets and liabilities in active markets; or significant inputs that are observable, either directly or indirectly; or

Level 3	Prices or valuations that require inputs that are both unobservable and significant to the fair value measurement.

The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts to estimate losses resulting from the inability of its customers to make required payments. The Company reassesses the allowance for doubtful accounts each period. If the financial condition of its customers were to deteriorate, the Company’s actual losses may exceed its estimates, and additional allowances would be required. To date, its actual results have not been materially different than the estimates.

The table below presents the changes in the allowance for doubtful accounts for the years ended December 31, 2014, 2013 and 2012.

	2014	2013	2012
	(In thousands)
Balance at January 1	$531	$1,263	$1,382
Provision for doubtful accounts, net of reversals and recoveries	113	(159)	(65)
Write offs	—	(573)	(54)
Balance at December 31	$644	$531	$1,263

Inventories and Inventory Valuation

The Company records inventories at the lower of actual cost, or market value. Market value is based upon an estimated average selling price reduced by the estimated costs of disposal. The determination of market value involves numerous judgments including estimating average selling prices based on recent sales, industry trends, existing customer orders, and other factors. Should actual market conditions differ from the Company’s estimates, its future results of operations could be materially affected. The Company uses standard costs, which approximated actual cost. Standard costs are determined based on the Company’s estimate of material costs, manufacturing yields, costs to assemble, test and package its products and allocable indirect costs. The Company records differences between standard costs and actual costs as variances. These variances are analyzed and are either included in the value of inventory on the consolidated balance sheet or expensed on the consolidated statements of operations in order to state the inventories at actual costs on a first-in-first-out basis. Standard costs are updated quarterly.

Provisions are recorded for excess and obsolete inventory and are estimated based on a comparison of the quantity and cost of inventory on hand to the Company’s forecast of customer demand. Customer demand is dependent on many factors and requires the Company to use significant judgment in its forecasting process. The Company must also make assumptions regarding the rate at which new products will be accepted in the marketplace and at which customers will transition from older products to newer products. Generally, inventories in excess of six months forecasted demand are written down to zero (unless specific facts and circumstances warrant no write-down or a write-down to a different value) and the related provision is recorded as a cost of sales. Once a provision is established, it is maintained until the product to which it relates is sold or otherwise disposed of, even if in subsequent periods the Company forecasts demand for the product. To the extent its demand forecast for specific products is less than the combination of product on-hand and non-cancelable orders from suppliers, the Company could be required to record additional inventory reserves, which would have a negative impact on its gross margin. If the Company ultimately sells inventory that it has previously written down, its gross margins in future periods will be positively impacted.

Valuation of Long-Lived Assets, Intangible Assets and Goodwill

The Company tests long-lived assets, including intangible assets with finite lives for impairment whenever events or circumstances suggest that such assets may not be recoverable. An impairment is only deemed to have occurred if the sum of the forecasted undiscounted future cash flows related to the assets is less than the carrying value of the asset that the Company is testing for impairment. If the forecasted cash flows are less than the carrying value, then the Company must write down the carrying value to its estimated fair value based primarily upon forecasted discounted cash flows. These forecasted discounted cash flows include estimates and assumptions related to revenue growth rates and operating margins, risk-adjusted discount rates based on our weighted average cost of capital, future economic and market conditions and determination of appropriate market comparable. If future forecasts are revised, they may indicate or require future impairment charges. The Company bases its fair value estimates on assumptions that are believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Goodwill is tested for impairment on an annual basis (on September 30th) using a two-step model. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. Management has determined that the Company has one reporting unit. If the carrying value of the reporting unit exceeds its fair value, the second step would need to be conducted; otherwise, no further steps are necessary as no potential impairment exists. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of that goodwill. Any excess of the goodwill carrying value over the respective implied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. In each period presented the fair value of the reporting unit exceeded its carrying value, thus the Company was not required to perform the second step of the analysis, and no goodwill impairment charges were recorded

The Company assigns the following useful lives to its fixed assets—three years for computers and software, one to five years for equipment and five to seven years for furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful life, which ranges from two to five years.

Redeemable Noncontrolling Interests

Noncontrolling interests in a subsidiary that are redeemable at the option of the holder are classified as temporary equity in the consolidated balance sheets. Differences between the carrying value and the estimated redemption value are accreted through a charge to additional paid-in capital over the redemption period using the effective interest method.

Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

The Company accounts for income taxes under the provisions of ASC 740, “Income Taxes.” Under the provisions of ASC 740, deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, utilizing the tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes valuation allowances to reduce any deferred tax assets to the amount that it estimates will more likely than not be realized based on available evidence and management’s judgment. In addition, the calculation of liabilities for uncertain tax positions involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with the Company expectations could have a material impact on its results of operations and financial position.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.

Indemnifications and Warranty Liabilities

Certain of the Company’s licensing agreements indemnify its customers for expenses or liabilities resulting from claimed infringements of patent, trademark or copyright by third parties related to the intellectual property content of the Company’s products. Certain of these indemnification provisions are perpetual from execution of the agreement and, in some instances; the maximum amount of potential future indemnification is not limited. To date, the Company has not paid any such claims or been required to defend any lawsuits with respect to a claim.

At the time of revenue recognition, the Company provides an accrual for estimated costs (included in accrued liabilities in the accompanying consolidated balance sheets) to be incurred pursuant to its warranty obligation. The Company’s estimate is based primarily on historical experience. The accrual and the related expense for product warranties were not significant during the periods presented.

Foreign Currency Translation and Re-measurement

The Company determines the functional currency for its foreign subsidiaries by reviewing the currencies in which their respective operating activities occur. For the Company’s foreign subsidiaries where the local country’s currency is the functional currency, the Company translates the assets and liabilities of its non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using the average exchange rates during the period. Gains and losses from these translations are credited or charged to foreign currency translation adjustments, included in accumulated other comprehensive income (loss) in stockholders’ equity. The Company’s subsidiaries that use the U.S. dollar as their functional currency re-measure monetary assets and liabilities denominated in currencies other than the U.S. dollar at exchange rates in effect at the end of each period, and inventories, property, and nonmonetary assets and liabilities at historical rates. Any adjustments arising from re-measurements are included in other income (expense) in the consolidated statements of operations. Upon substantial liquidation of a subsidiary, the balance of accumulated foreign currency translation adjustment of such subsidiary which is included in accumulated other comprehensive income in stockholders’ equity is transferred to the statement of operations.

Research and development expenses

Research and development expenses are expensed as incurred.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” ("ASU 2014-09").  ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. This guidance is effective for public entities for interim and annual periods beginning after December 15, 2016. Early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently assessing the potential impact of adopting this new accounting guidance on its consolidated financial statements and footnote disclosures.

NOTE 2—NET INCOME (LOSS) PER SHARE

Basic net income (loss) per common share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options, shares to be purchased under the employee stock purchase plan and unvested RSUs. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per common share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013	2012
Numerator:
Net income (loss)	$42,106	$11,490	$(11,192)
Denominator:
Weighted-average outstanding shares used to compute basic net income (loss) per share	77,967	77,399	81,872
Effect of dilutive securities	1,604	1,666	—
Weighted average outstanding shares used to compute diluted net income (loss) per share	79,571	79,065	81,872
Net income (loss) per share - basic	$0.54	$0.15	$(0.14)
Net income (loss) per share - diluted	$0.53	$0.15	$(0.14)

For the year ended December 31, 2014 and 2013, approximately 3.3 million and 3.8 million common stock equivalents, respectively, were excluded from the calculation of diluted net income per share because their inclusion would have been anti-dilutive. As a result of the net loss for the years ended December 31, 2012, approximately 5.5 million common stock equivalents were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive.

NOTE 3—CONSOLIDATED BALANCE SHEET COMPONENTS

Cash, cash equivalents and short-term investments consisted of the following as of December 31, 2014 (in thousands):

	Amortized Cost	Gross Unrealized Gain (Loss)	Estimated Fair Value
Classified as current assets:
Cash	$89,365	$—	$89,365
Cash equivalents:
Money market funds	26,854	—	26,854
Total cash and cash equivalents	$116,219	$—	$116,219
Short-term investments:
Certificate of deposits	$11,229	$—	$11,229
Municipal securities	18,272	18	18,290
Corporate securities	7,560	(1)	7,559
United States government agencies	11,042	(4)	11,038
Total short-term investments	$48,103	$13	$48,116
Total cash and cash equivalents and short-term investments	$164,322	$13	$164,335

For investments in securities classified as available-for-sale, market value and the amortized cost by date of maturity as of December 31, 2014 was as follows.

	Amortized Cost	Market Value
	(In thousands)
Contractual maturity
Less than 1 year	$36,828	$36,843
1-3 years	11,275	11,273
Total	$48,103	$48,116

Cash, cash equivalents and short-term investments consisted of the following as of December 31, 2013 (in thousands):

	Amortized Cost	Gross Unrealized Gain	Estimated Fair Value
Classified as current assets:
Cash	$49,028	$—	$49,028
Cash equivalents:
Money market funds	33,192	—	33,192
Total cash and cash equivalents	$82,220	$—	$82,220
Short-term investments:
Certificate of deposits	$10,874	$—	$10,874
Municipal securities	31,032	37	31,069
Corporate securities	10,297	16	10,313
United States government agencies	3,748	(1)	3,747
Total short-term investments	$55,951	$52	$56,003
Total cash and cash equivalents and short-term investments	$138,171	$52	$138,223

For investments in securities classified as available-for-sale, market value and the amortized cost by date of maturity as of December 31, 2013 was as follows.

	Amortized Cost	Market Value
	(In thousands)
Contractual maturity
Less than 1 year	$35,390	$35,410
1-3 years	20,561	20,593
Total	$55,951	$56,003

Components of inventory, prepaid expenses and other current assets and property and equipment consisted of the following:

	December 31,
	2014	2013
	(In thousands)
Inventories:
Raw materials	$7,005	$4,862
Work in process	2,290	2,285
Finished goods	7,851	4,580
	$17,146	$11,727

Prepaid expense and other current assets:
Prepaid software maintenance	$3,125	$3,041
Other prepaid expenses	1,938	1,939
Other current assets	1,849	2,753
	$6,912	$7,733

Property and equipment:
Computers and software	$18,063	$20,425
Equipment	34,728	33,942
Furniture and fixtures	2,722	2,656
	55,513	57,023
Less: accumulated depreciation	(40,218)	(42,347)
Total property and equipment, net	$15,295	$14,676

Other assets:
Investment in privately-held companies (Note 5)	$—	$7,011
Others	1,644	1,487
	$1,644	$8,498

The components of accrued liabilities and other long-term liabilities were as follows:

	December 31,
	2014	2013
	(In thousands)
Accrued and other current liabilities:
Accrued payroll and related expenses	$6,373	$8,923
Accrued royalties	9,118	3,587
Accrued restructuring (Note 8)	3,442	1,591
Accrued payables	3,757	4,771
Others	2,783	1,750
	$25,473	$20,622

Other long-term liabilities:
Non-current liability for uncertain tax positions	$12,095	$14,145
Others	1,810	2,377
	$13,905	$16,522

NOTE 4—FAIR VALUE MEASUREMENTS

The Company’s cash equivalents and short term investments are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

The Company’s Level 1 assets consist of money market fund securities. These instruments are generally classified within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets.

The Company’s Level 2 assets include certificate of deposits, corporate securities and municipal securities and are valued by using a multi-dimensional relational model, the inputs, when available, are primarily benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications.

The Company’s Level 3 liabilities consist of contingent consideration in connection with a business acquisition. The Company makes estimates regarding the fair value of contingent consideration liabilities on the acquisition date and at the end of each reporting period until the contingency is resolved. The fair value of this arrangement is determined by calculating the net present value of the expected payments using significant inputs that are not observable in the market, including the probability of achieving the milestone, revenue projections and discount rates. The fair value of the contingent consideration will increase or decrease according to the movement of the inputs. The Company does not expect the changes in these inputs to have a material impact on the Company’s consolidated financial statements.

The Company measures certain assets, including its cost and equity method investments, at fair value on a nonrecurring basis when they are deemed to be other-than-temporarily impaired. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparable and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value and this condition is determined to be other-than-temporary. Other than as described in Note 5 related to a cost and equity method investment, the Company did not record any other-than-temporary impairments on those financial assets required to be measured at fair value on a nonrecurring basis in any period presented.

For certain of the Company’s financial instruments, including cash held in banks, accounts receivable and accounts payable, the carrying amounts approximate fair value due to their short maturities.

The following table presents the fair value of our financial instruments that are measured at fair value on a recurring basis as of December 31, 2014 (in thousands):

	Fair value measurements using			Assets at fair value
	Level 1	Level 2	Level 3
Assets:
Cash equivalents:
Money market funds	$26,854	$—	$—	$26,854
Short-term investments:
Certificate of deposits	$—	$11,229	$—	$11,229
Municipal securities	—	18,290	—	18,290
Corporate securities	—	7,559	—	7,559
United States government agencies	—	11,038	—	11,038
Total short-term investments	$—	$48,116	$—	$48,116

The cash equivalents in the above table exclude $89.4 million in cash held by the Company or in its accounts or with investment fund managers as of December 31, 2014.

The following table presents the fair value of our financial instruments that are measured at fair value on a recurring basis as of December 31, 2013 (in thousands):

	Fair value measurements using			Assets (Liabilities) at fair value
	Level 1	Level 2	Level 3
Assets:
Cash equivalents:
Money market funds	$33,192	$—	$—	$33,192
Short-term investments:
Certificate of deposits	$—	$10,874	$—	$10,874
Municipal securities	—	31,069	—	31,069
Corporate securities	—	10,313	—	10,313
United States government agencies	—	3,747	—	3,747
Total short-term investments	$—	$56,003	$—	$56,003
Liabilities:
Contingent consideration in connection with a business acquisition	$—	$—	$(27)	$(27)

The cash equivalents in the above table exclude $49.0 million in cash held by the Company or in its accounts or with investment fund managers as of December 31, 2013.

The following table presents the changes in the Company’s Level 3 assets and liabilities, which are measured at fair value on a recurring basis, for the year ended December 31, 2014 and 2013 (in thousands):

	Fair Value Measurement Using Significant Unobservable Inputs
	Asset	Liabilities
Balance at January 1, 2013	$1,690	$(108)
Milestone payment	—	81
Adjustment to fair value recorded during the period	(1,690)	—
Balance at December 31, 2013	$—	$(27)
Milestone payment	—	27
Balance at December 31, 2014	$—	$—

During the year ended December 31, 2014 and 2013, the Company held no direct investments in auction rate securities, collateralized debt obligations, structured investment vehicles or mortgage-backed securities. There were no transfers between Level 1, Level 2 and Level 3 fair value hierarchies during the year ended December 31, 2014 and 2013.

NOTE 5—INVESTMENTS

Equity Method Investment In a Privately-Held Company

On December 21, 2012, the Company agreed to purchase a 17.7% preferred stock equity ownership interest in a privately-held company that designs connectivity related software (“investee”) for a total consideration of $3.5 million. Concurrently with the initial $3.5 million equity investment agreement, the Company entered into the following agreements with the investee: (a) a call option agreement whereby the Company can acquire the investee at a purchase price of between $14.0 million and $20.0 million by fiscal 2014 plus earn-out payments of up to $10.75 million to be paid by fiscal 2016 subject to certain conditions; (b) a sales representative agreement; and (c) technology and IP license agreement. The $3.5 million was paid in various tranches during 2012 and 2013. The Company accounted for this investment under the cost method up to June 30, 2013 as the Company did not have the ability to exert significant influence over the investee.

In the third quarter of fiscal 2013, the Company increased its ownership interest to 21% by making an additional investment of $0.5 million. This increased the Company’s gross investment in the investee to $4.0 million. As a result of the change in ownership interest and after considering the changes in the level of its participation in the management and interaction with the investee, the Company determined that it has the ability to exert significant influence on the investee. Accordingly, the Company changed its accounting for the investee from the cost method to the equity method and will hence recognize its proportionate share of the investee’s operating results. As a result of this change, the Company recognized its proportionate share of the investee’s net loss in the consolidated statements of operations. Through March 31, 2014, the Company has reduced the value of its investment by approximately $0.6 million, representing of its proportionate share of the privately-held company’s net loss and amortization of intangible assets.

On May 1, 2014, the Company finalized the acquisition of the remaining 79% of the privately-held company (See Note 6).

Cost Method Investment in a Privately Held Company

In February 2012, the Company paid $3.5 million in cash to purchase a minority interest in a privately held company which designs and develops wireless semiconductor chips. This investment has been accounted for using the cost method as the Company’s ownership percentage was minor and the Company did not exert significant influence over the privately held company.

In July 2014, the privately held company was acquired by another entity and the Company sold its minority interest in connection with the acquisition. The Company received $7.6 million upon closing and recorded a gain of $4.1 million as other income in the consolidated statements of operations for the year ended December 31, 2014. In addition, approximately $0.9 million has been held in escrow and will be recorded as a gain upon realization of the contingency.

NOTE 6. BUSINESS ACQUISITION

On May 1, 2014, the Company finalized the acquisition of the remaining 79% of the ownership interest not already held in UpdateLogic, Inc. (ULI), a privately held company headquartered in Minneapolis. ULI is a provider of a comprehensive device management system which enables the provisioning, monitoring, control, update, and support of internet-connected consumer electronics products including DTVs, Blu-ray Disc players, set-top boxes, gaming consoles and other internet connected devices. The net cash paid by the Company for the remaining ownership interest in ULI was $13.5 million, net of $0.5 million cash acquired. With the acquisition of ULI, the Company is extending its connectivity portfolio to include IP connectivity solutions for over-the-top applications including Digital Rights Management provisioning, software management and remote support.

ULI’s results of operations and the estimated fair value of the assets acquired and liabilities assumed were included in the Company’s unaudited consolidated financial statements beginning May 1, 2014. ULI's revenue and net loss for the period May 1, 2014 through December 31, 2014 was approximately $0.9 million and $3.4 million, respectively. Acquisition costs, which were expensed as incurred, were approximately $138,000.

Immediately prior to this acquisition, the Company held a 21% of the ownership interest in ULI through an equity investment that had been accounted for under the equity method of accounting. The investment balance immediately prior to the completion of the acquisition transaction was $3.4 million, net of cumulative equity method adjustments of $0.6 million. The estimated fair value of this preexisting ownership interest as of the acquisition date was $3.7 million. Estimating this fair value required the use of valuation techniques and entailed consideration of all the relevant factors that might affect the fair value, such as present value factors, estimates of future revenues and costs. The difference of $0.3 million between the carrying value and the fair value of the Company's preexisting ownership interest in ULI as of the acquisition date has been recorded as a gain in the Company’s other income for the year ended December 31, 2014.

The fair value of the purchase price consideration consisted of the following (in thousands):

Cash	$14,000
Fair value of preexisting interest	3,722
Total purchase price	$17,722

Contingent consideration, up to a maximum of $10.8 million, will become due if certain billing levels are met by the acquired business in the first 18 months after acquisition. Management has determined that the fair value of this contingent consideration as of the acquisition date and December 31, 2014 is zero, and as such no amount related to it is included in the determination of purchase consideration.

Purchase consideration was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the acquisition date.

The allocation of the total purchase price is as follows (in thousands):

Estimated Fair Value
Assets acquired:
Cash	$536
Accounts receivable	322
Other current assets	36
Property and equipment	8
Intangible assets	9,700
Goodwill	8,687
Total assets acquired	19,289

Current liabilities assumed:
Accrued and other short-term liabilities	(296)
Deferred revenue, current	(570)
Total current liabilities	(866)
Customer deposits	(227)
Long-term liabilities	(64)
Deferred revenue, non-current	(410)
Total liabilities assumed	(1,567)
Total purchase price	$17,722

The following table presents details of the intangible assets acquired through the acquisition of ULI ($ in thousands):

	Asset Life in Years	Fair Value
Customer relationships	5	$7,800
Developed technology	5	1,900
Total intangible assets		$9,700

The Company does not believe that there is any significant residual value associated with these intangible assets. The Company amortizes the intangible assets straight-line over their estimated useful lives. The estimation of the fair value of the intangible assets required the use of valuation techniques and entailed consideration of all the relevant factors that might affect the fair value, such as present value factors, estimates of future revenues and costs. The purchase price allocation was based on a preliminary valuation and is subject to revision as more detailed analysis is completed and additional information about the fair value of assets acquired and liabilities assumed become available, including the finalization of our valuation of identified intangible assets.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. The goodwill recognized in the acquisition of ULI was derived from expected benefits from cost synergies and knowledgeable and experienced workforce who joined the Company after the acquisition. Goodwill will not be amortized, but will instead be tested for impairment annually or more frequently if certain indicators of impairment are present. Goodwill is not expected to be tax deductible for income tax purposes.

Unaudited Pro Forma Financial Information

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and ULI as if the merger occurred at the beginning of each of the reporting periods presented. The pro forma financial information for all periods presented also includes the business combination accounting effects resulting from this acquisition including the amortization charges from acquired intangible assets and the stock-based compensation expense recognized for equity awards granted to ULI employees who joined the Company after the acquisition as though the acquisition was completed at the beginning of each reporting period presented. The pro forma financial information as presented below is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each reporting period presented.

	Years Ended December 31,
	2014	2013
	(Dollars in thousands except per share amounts)
Total revenues	$259,165	$277,199
Net income	$40,871	$7,231
Basic net income per share	$0.52	$0.09
Diluted net income per share	$0.51	$0.09

The pro forma adjustments did not have any impact on the pro forma combined provision for income taxes for the years ended December 31, 2014 and 2013 due to net loss positions and valuation allowances on deferred income tax assets in those periods.

NOTE 7—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The table below summarizes the Company’s goodwill activities (in thousands):

December 31, 2014
Gross amount of goodwill	$40,856
Accumulated impairment	(19,210)
Carrying value at the beginning of year	21,646
Additional goodwill from ULI acquisition	8,687
Carrying value at end of year	$30,333

There were no goodwill impairment charges recorded in the years ended December 31, 2014, 2013 and 2012.

Purchased Intangible Assets

The following table presents the Company’s purchased intangible assets, including those arising from business acquisitions, as of December 31, 2014 and 2013 (in thousands):

		December 31, 2014
	Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Adjustments	Net Carrying Amount
Total acquisition-related intangible assets
Intellectual Property	6	$1,600	$(1,026)	$(177)	$397
Core Technology	5	1,600	(1,197)	(299)	104
System Technology	3	400	(400)	—	—
Developed Technology	3-5	6,400	(2,428)	—	3,972
Customer Relationship	2-5	9,300	(2,265)	—	7,035
Trade Name	1.5	600	—	(467)	133
Acquisition-related intangible assets		19,900	(7,316)	(943)	11,641
Patents	5	800	—	—	800
Licensed Technology	5	5,887	(2,599)	—	3,288
Total purchased intangible assets		$26,587	$(9,915)	$(943)	$15,729

		December 31, 2013
	Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Adjustments	Net Carrying Amount
Intangible assets with finite lives
Intellectual Property	6	$1,600	$(778)	$—	$822
Core Technology	5	1,600	(933)	—	667
System Technology	3	400	(389)	—	11
Developed Technology	3-5	4,800	(1,400)	(175)	3,225
Customer Relationship	2-5	1,500	(1,025)	—	475
Acquisition-related intangible assets		9,900	(4,525)	(175)	5,200
Licensed Technology	5	6,137	(1,339)	(250)	4,548
Total intangible assets with finite lives		16,037	(5,864)	(425)	9,748
Intangible assets with indefinite lives
Trade Name	indefinite	600	—	—	600
Total intangible assets with indefinite lives		600	—	—	600
Total purchased intangible assets		$16,637	$(5,864)	$(425)	$10,348

In 2014, the Company determined that certain of its intellectual property, developed technology and trade name were impaired because their fair values were less than their carrying values. The Company recorded an impairment charge of $943,000 in the consolidated statements of operations for the year ended December 31, 2014. The Company classified approximately $467,000 of these charges as a restructuring charge, see Note 8.

In 2013, the Company determined that one of its developed technologies was impaired because the technology is no longer being used. The Company recognized an impairment charge of the unamortized balance of $175,000 in the statements of operations for the year ended December 31, 2013.

For intangible assets that are subject to amortization, the Company recorded amortization expense on the condensed consolidated statements of operation as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Cost of product revenue	$900	$975	$425
Research and development	1,260	1,033	307
Amortization of acquisition-related intangible assets	2,016	941	599
	$4,176	$2,949	$1,331

The annual expected amortization expense of intangible assets with finite lives is as follows (in thousands):

Year Ended December 31,	Amount
2015	$4,835
2016	4,372
2017	3,388
2018	2,327
2019	807
Total	$15,729

NOTE 8—RESTRUCTURING CHARGES

2014 Restructuring Plan

In December 2014, the Company initiated a cost-saving restructuring plan in order to align its headcount with anticipated mobile revenue opportunities in 2015 and to focus its resources on key strategic priorities, impacting approximately 50 full-time positions in its Sunnyvale, California and some international offices. In accordance with ASC 712, the Company recorded restructuring charges of approximately $3.4 million consisting of termination benefits. The Company has classified approximately $3.1 million of these charges as restructuring expense and $343,000 as a component of cost of sales.  The Company expects to complete the significant portion of the restructuring activities in the first quarter of 2015.

In addition, the plan involves winding down the Company's DVDO product line over a period of twelve to eighteen months. As a result, the Company determined that the DVDO trade name was impaired and recorded an impairment charge of $467,000 as a restructuring expense.

2013/2012 Restructuring Activities

For the years ended December 31, 2013 and 2012, the Company recorded restructuring expense of approximately $1.8 million and $0.1 million, respectively, primarily consisting of severance and benefits for terminated employees. The 2012 related expense also consisted of the sublease portion of rent payments on an exited facility.

The table below presents the restructuring activities for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Employee Severance and Benefits	Operating Lease and Other Agreements Cancellation	Total
Accrued restructuring balance as of January 1, 2012	$786	$124	$910
Additional accruals/adjustments	(146)	256	110
Cash payments	(628)	(380)	(1,008)
Foreign currency changes	—	—	—
Accrued restructuring balance as of December 31, 2012	12	—	12
Additional accruals/adjustments	2,067	—	2,067
Cash payments	(488)	—	(488)
Accrued restructuring balance as of December 31, 2013	1,591	—	1,591
Additional accruals/adjustments	3,943	—	3,943
Cash payments	(1,314)	—	(1,314)
Stock-based compensation expense	(193)	—	(193)
Reversal	(585)	—	(585)
Accrued restructuring balance as of December 31, 2014	$3,442	$—	$3,442

NOTE 9—LEASE OBLIGATIONS

Operating Leases

On January 6, 2011, the Company entered into a seven-year lease agreement (the “Lease”) in Sunnyvale, California consisting of approximately 128,154 square feet, together with the non-exclusive right to use parking facilities and other amenities. The monthly base rent payment for the first year of the Lease is $108,931, with annual increases of 4% in the second, third and fourth years of the Lease and with an annual increases of 9%, 8% and 7% in the fifth, sixth and seventh years of the Lease, respectively. This facility is the Company’s corporate headquarters, which the Company began occupying in July 2011.

The Company also leases office spaces in China, Japan, Korea, India and Taiwan. During the year ended December 31, 2014, the Company renewed its leases for office spaces in South Korea and India.

The Company’s future operating lease commitments at December 31, 2014 were as follows (in thousands):

Year Ended December 31,	Operating Lease Obligations
2015	$2,945
2016	2,324
2017	2,340
2018	923
Total	$8,532

NOTE 10—LEGAL PROCEEDINGS

Legal Proceedings

From time to time the Company has been named as a defendant or has acted as plaintiff in judicial or administrative proceedings related to its business. Moreover, from time to time, the Company has received notices from licensees of its technology and from adopters of the standards for which the Company serves as agent disputing the payment of royalties and sometimes requesting a refund of royalties allegedly overpaid.

China National Development and Reform Commission (NDRC) Investigation: In March 2014, the NDRC notified HDMI Licensing, LLC, a wholly-owned affiliate of the Company and the agent for and entity charged with administering the HDMI specification, that the NDRC was investigating HDMI’s licensing activities in China under the Chinese Anti-Monopoly Law (AML). A broad range of remedies with respect to business practices deemed to violate the AML is potentially available to the NDRC, including but not limited to issuing an order to cease conduct deemed illegal, confiscating gains deemed illegally obtained, imposing a fine and requiring modifications to business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the NDRC. The Company continues to cooperate with the NDRC as it conducts its investigation.

HDMI Licensing, LLC and the Company will continue to defend themselves vigorously in the foregoing matter. However, litigation and administrative proceedings are inherently uncertain. Accordingly, the outcome of this matter cannot be predicted. The Company has not recorded any accrual at December 31, 2014 for contingent losses associated with this matter based on its belief that, at this time, a loss is not probable and any possible range of loss cannot be reasonably estimated. The unfavorable resolution of this matter could have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these other legal actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

On or about January 29, 2015, the Company became aware that the Company, members of the Board, Parent and the Purchaser were named as defendants in two complaints filed in Santa Clara Superior Court by alleged stockholders in connection with the Merger. Both complaints were dated January 29, 2015 and were captioned respectively Molland v. George., et al. and Stein v. Silicon Image, Inc. et. al. five additional complaints were subsequently filed on January 30, 2015, February 4, 2015 and February 9, 2015 in Delaware Chancery Court by alleged stockholders in connection with the Merger, captioned respectively Pfeiffer v. Martino et. al.; Lipinski v. Silicon Image, Inc. et. al.; Feldbaum et. al. v. Silicon Image, Inc. et. al; Nelson v. Silicon Image, Inc. et. al. and Partansky v. Silicon Image, Inc. et. al.  The five Delaware matters were subsequently consolidated into an action captioned In re Silicon Image Stockholders Litigation by order of the Delaware Chancery Court on February 11, 2015, and a consolidated amended complaint was filed in the matter on February 13, 2015.  two complaints captioned Tapia v. Silicon Image, Inc. et. al. and Caldwel v. Silicon Image, Inc. were also filed on February 4, 2015 and February 9, 2015 in Santa Clara Superior Court by alleged stockholders in connection with the Merger.  Amended complaints were filed in the Molland and Stein actions on February 11, 2015.

Each of these lawsuits are purported class actions brought on behalf of Company stockholders, asserting claims against each member of the Board for breach of fiduciary duty, and against various of the Company, Parent, the Purchaser and the Board for aiding and abetting breach of fiduciary duty. The lawsuits allege that the Merger does not appropriately value the Company, was the result of an inadequate process, and includes preclusive deal devices. The amended complaints also assert that the Company’s disclosures regarding the Merger in its Schedule 14D-9 omitted material information regarding the Merger.  Each of these complaints purport to seek unspecified damages and may seek injunctive relief preventing consummation of the Transactions.
The Company believes that the claims in these complaints are without merit and intends to defend against them vigorously. Management believes that the likelihood of any loss with respect to these claims is not probable, nor is the amount of any such loss reasonably estimable.

An adverse judgment for monetary damages could have an adverse effect on the operations of the Company. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger.

The Company intends to defend any such matters vigorously. However, the outcome of any litigation is inherently uncertain. Therefore, there can be no guarantee that the outcome of any such litigation, even litigation where the Company starts out as a plaintiff, may not have a material adverse effect on the Company business.

Indemnifications

Certain of the Company’s licensing agreements indemnify its customers for any expenses or liabilities resulting from claimed infringements of third party patents, trademarks or copyrights by its products. Certain of these indemnification provisions are perpetual from execution of the agreement and, in some instances the maximum amount of potential future indemnification is not limited. To date, the Company has not paid any such claims or been required to defend any lawsuits with respect to any such claim.

NOTE 11—REDEEMABLE NONCONTROLLING INTERESTS

On December 4, 2014, the Company entered into an agreement with Qualcomm Technologies, Inc. (Qualcomm) whereby Qualcomm purchased 7% of the outstanding common stock of a previously wholly-owned subsidiary of the Company called Qterics for cash consideration of $7.0 million. Qualcomm’s 7% interest in Qterics is redeemable at fair market value at Qualcomm's option on the third, fourth or fifth year anniversaries. If the fair market value at the redemption date, as negotiated and agreed to by the Company and Qualcomm does not exceed $21 million, the redemption price will be 130% of the fair market value.

The Company has elected to accrete the initial carrying value to the estimated redemption value (based on the estimated fair market value of Qterics at each balance sheet date) over the three-year redemption period and will report the accretion charge as a reduction to additional-paid-in-capital. The Company has estimated that the fair market value of Qterics at December 31, 2014 was equal to the value agreed to with Qualcomm on December 4, 2014. No accretion charge has been recorded during 2014 as the amount is insignificant because of the timing of the investment.

NOTE 12—STOCKHOLDERS’ EQUITY

1999 Equity Incentive Plan (the “1999 Plan”)

In October 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the “1999 Plan”) which provides for the granting of incentive stock options (ISOs) and non-qualified stock options (NSOs) to employees, directors and consultants. In accordance with the 1999 Plan, the stated exercise price shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant for ISOs and NSOs. The number of shares reserved for issuance under the 1999 Plan increased automatically on January 1 of each year by an amount equal to 5% of the Company’s total outstanding common shares as of the immediately preceding December 31. The plan expired in October 2009.

In June and July 2001, in connection with the CMD Technology, Inc. (CMD) and Silicon C Communication Lab, Inc. (SCL) acquisitions, the Company assumed all outstanding options and options available for issuance under the CMD 1999 Stock Incentive Plan and SCL 1999 Stock Option Plan. In April 2004, in connection with the TransWarp acquisition, the Company assumed all outstanding options and options available for issuance under the TransWarp Stock Option Plan. The terms of these Plans are very similar to those of the 1999 Plan. The Company’s assumption of the CMD, SCL and TransWarp Plans and the outstanding options did not require the approval of and was not approved by, the Company’s stockholders.

Options granted under the above mentioned stock option plans are exercisable over periods not to exceed ten years and vest over periods ranging from one to five years and generally vest annually as to 25% of the shares subject to the options, although stock option grants to members of the Company’s Board of Directors vest monthly, over periods not to exceed four years. Some options provide for accelerated vesting if certain identified milestones are achieved. Effective in May 2008, the board of directors determined that no further options would be granted under the 1999 Plan, and all outstanding options would continue to be governed and remain outstanding in accordance with their existing terms.

2008 Equity Incentive Plan (the “2008 Plan”)

In April 2008, the board of directors adopted the 2008 Equity Incentive Plan (the “2008 Plan”), and in May 2008, the 2008 Plan was approved by the stockholders, as a replacement for the 1999 Stock Option Plan (the “1999 Plan”). The 2008 Plan provides for the grant of non-qualified and incentive stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock unit awards and performance stock awards to employees, directors and consultants, under the direction of the compensation committee of the board of directors or those persons to whom administration of the 2008 Plan, or part of the 2008 Plan, has been delegated or permitted by law.

Stock option grants under the discretionary grant program generally vest as follows: 25% of the shares vest on the first anniversary of the vesting commencement date and the remaining 75% vest proportionately each month over the next 36 months of continued service. Options generally expire no later than seven years after the date of grant, subject to earlier termination upon an optionee’s cessation of employment or service. Stock option grants to non-employee members of our board vest monthly, over periods not to exceed four years. Some options provide for accelerated vesting if certain identified milestones are achieved, upon a termination of employment or upon a change in control of the Company. RSU grants generally vest over a one to four-year period. These awards are granted under various programs, all of which are approved by the stockholders. The exercise price for incentive stock options and stock appreciation rights is generally at least 100% of the fair market value of the underlying shares on the date of grant. Under this stock plan, as of the approval date, the original maximum number of shares authorized for issuance was 4.0 million.

During the Company’s 2012 Annual Meeting of Stockholders held on May 16, 2012, the Company’s stockholders approved an increase of 7 million shares to the number of shares that can be issued under the 2008 Plan. As of December 31, 2014, the 2008 Plan had 4.1 million shares available for issuance.

Determining Fair Value

Valuation and amortization method —The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option valuation model and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Life —The expected life of the options represents the estimated period of time until exercised and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior. The expected term for the ESPP is based on the term of the purchase period.

Expected Volatility —The volatility rate is based on the Company’s actual common stock volatility derived from historical stock price data for periods commensurate with the options’ expected life.

Risk-Free Interest Rate —The risk-free interest rate is based on the implied yield currently available on United States Treasury zero-coupon issues with a term equal to the expected life at the date of grant of the options.

Expected Dividend —The expected dividend is based on the Company’s history and expected dividend payouts. The expected dividend yield is zero as the Company has historically paid no dividends and does not anticipate dividends to be paid in the future.

As required by FASB ASC 718-10-35, “ Subsequent Measurement of Stock Compensation,” management makes an estimate of expected forfeitures and is recognizing stock-based compensation expense only for those equity awards expected to vest. Changes to the estimated forfeiture rate have not resulted in significant adjustments to stock compensation expense in any period presented.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option valuation model and the straight-line attribution approach with the following weighted-average assumptions:

	Year Ended December 31
	2014	2013	2012
Employee Stock Options Plans:
Expected life in years	4	4	4
Expected volatility	53.5%	59.2%	70.5%
Risk-free interest rate	1.3%	1.0%	0.5%
Expected dividends	none	none	none
Weighted average grant date fair value	$2.09	$2.41	$2.24
Employee Stock Purchase Plan:
Expected life in years	0.5	0.5	0.5
Expected volatility	30.1%	35.8%	63.0%
Risk-free interest rate	0.1%	0.1%	0.1%
Expected dividends	none	none	none
Weighted average grant date fair value	$1.26	$1.27	$1.74

As of December 31, 2014, the Company had $12.8 million of total unrecognized compensation expense related to RSUs and $4.1 million related to stock options, after estimated forfeitures. The unamortized compensation expense will generally be recognized on a ratable basis over the weighted average estimated remaining life of 2.07 years and 2.58 years, respectively, and will be adjusted if necessary, in subsequent periods, if actual forfeitures differ from those estimates.

At December 31, 2014, the total stock-based compensation expense related to options to purchase common shares under the ESPP but not yet recognized was approximately $155,000. This expense will be recognized in the first quarter of 2015.

For the years ended December 31, 2014, 2013 and 2012, the Company recorded $130,000, $354,000 and $498,000 of excess tax benefits from equity-based compensation plans, respectively, as a financing cash inflow.

Stock Options and Awards Activity

Stock Options

The following table summarizes the Company’s options outstanding with respect to its Stock Option Plans, excluding restricted stock units (RSU’s) (in thousands except per share data):

	Number of Shares Underlying Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Terms in Years	Aggregate Intrinsic Value
At January 1, 2012	5,937	$6.05	—	—
Granted	1,489	4.31	—	—
Forfeitures and cancellations	(580)	6.40	—	—
Exercised	(412)	3.55	—	—
At December 31, 2012	6,434	5.78	—	—
Granted	1,111	5.29	—	—
Forfeitures and cancellations	(968)	7.52	—	—
Exercised	(425)	4.18	—	—
At December 31, 2013	6,152	5.53	—	—
Granted	591	4.89	—	—
Forfeitures and cancellations	(843)	8.18	—	—
Exercised	(724)	4.52	—	—
At December 31, 2014	5,176	$5.16	4.31	$5,076
Vested and expected to vest at December 31, 2014	4,894	$5.18	4.22	$4,893
Exercisable at December 31, 2014	3,621	$5.25	3.78	$4,031

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that option holders would have received had all option holders exercised their options on December 31, 2014. The aggregate intrinsic value is the difference between the Company’s closing stock price on the last trading day of the year ended December 31, 2014 and the exercise price, multiplied by the number of outstanding or exercisable in-the-money options. The aggregate intrinsic value excludes the effect of stock options that have a zero or negative intrinsic value. The total pre-tax intrinsic value of options exercised, representing the difference between the market value of the Company’s common stock on the date of the exercise and the exercise price of each option; for the years ended December 31, 2014, 2013 and 2012 was $1.0 million, $0.5 million and $0.6 million, respectively. The total grant date fair value of the options which vested during the years ended December 31, 2014, 2013 and 2012 was $3.8 million, $3.5 million and $3.6 million, respectively.

Restricted Stock Units

The RSUs that the Company grants to its employees typically vest ratably over a certain period of time, subject to the employee’s continuing service to the Company over that period. RSUs granted to non-executive employees typically vest over a four-year period. RSUs granted to executives typically vest over a period of between one and four years.

RSUs are converted into shares of the Company’s common stock upon vesting on a one-for-one basis. The cost of the RSUs is determined using the fair value of the Company’s common stock on the date of the grant. Compensation is recognized on a straight-line basis over the requisite service period of each grant adjusted for estimated forfeitures. Each RSU award granted from the 2008 plan reduces the number of shares available for issuance by 1.5 shares.

A summary of the RSUs outstanding as of December 31, 2014 was as follows: (in thousands except per share data):

	Number of Units	Weighted- Average Grant Date Fair Value Per Share
Outstanding at January 1, 2012	2,983	$5.59
Granted	1,416	4.44
Vested	(1,305)	4.86
Forfeitures and cancellations	(300)	5.53
Outstanding at December 31, 2012	2,794	$5.36
Granted	2,094	5.33
Vested	(1,067)	5.27
Forfeitures and cancellations	(321)	5.26
Outstanding at December 31, 2013	3,500	$5.37
Granted	1,321	5.23
Vested	(906)	5.71
Forfeitures and cancellations	(431)	5.26
Outstanding at December 31, 2014	3,484	$5.24

The total grant date fair value of the RSUs that vested during the years ended December 31, 2014, 2013 and 2012 was $5.2 million, $5.6 million and $6.3 million, respectively. Of the 3,484,223 RSUs outstanding as of December 31, 2014, approximately 2,457,850 units are expected to vest after considering the applicable forfeiture rate.

The aggregate fair value of awards that vested during the year ended December 31, 2014 was $5.0 million, which represents the market value of Silicon Image common stock on the date that the RSUs vested. The number of RSUs vested includes shares that the Company withheld on behalf of employees to satisfy the minimum statutory tax withholding requirements.

In August 2012, the Company granted 331,500 market-based restricted stock units (MBRSUs) to executives and certain key employees pursuant to 2008 Plan. These MBRSUs vest over four years with 25% of the total number of shares vesting on each anniversary of the grant date. Whether or not they vest is determined by a comparison of the price of the Company’s common stock and the price set by the Company, which ranged from $4.52 to $6.83 over the vesting period. The grant-date fair value of these awards was $1.2 million, estimated using a Monte Carlo simulation method which takes into account the probability that the market conditions of these awards will be achieved. Compensation costs related to these awards will be recognized over the vesting period regardless of whether the market conditions are satisfied, provided that the requisite service has been provided. As of December 31, 2014, 202,250 shares of the outstanding restricted stock units were MBRSUs.

In August and September 2013, the Company granted 875,000 performance-based restricted stock units (PBRSUs) to executives with vesting based on the Company’s GAAP earnings per share over the vesting period of 4.4 years. Each PBRSU represents the right to receive one share of the Company’s common stock upon the vesting of such PBRSU, and is subject to the terms of the Company’s 2008 Equity Incentive Plan. Any PBRSUs not vesting on a vesting date due to the Company’s GAAP earnings per share for the fiscal year in question not meeting the target for such fiscal year established by the Compensation Committee shall be forfeited. The grant date fair value of these awards was $4.7 million. In 2014, the Company granted an additional 350,000 PBRSU to new executives with a total grant date fair value of $1.7 million. As of December 31, 2014, the Company expects the earnings per share targets to be met for vesting date December 31, 2014, 2016 and 2017 and will not be met for vesting dated December 31, 2015. Accordingly, the Company has recorded expense related to all of the PBRSUs, net of estimated forfeitures, except those that are scheduled to vest in 2015.

In January 2015, the Company’s Compensation Committee of the Board of Directors determined that 50% of the outstanding PBRSUs that were scheduled to vest in 2015, 2016 and 2017, and all outstanding MBRSUs, will be converted to time-based RSUs upon the acquisition of the Company as discussed in Note 15. Such converted RSUs will vest ratably each quarter over the remaining length of the original performance period and any unvested PBRSUs not converted will be cancelled. As the action by the Compensation Committee occurred subsequent to December 31, 2014, this action did not impact the amount of expense recognized for the PBRSUs and MBRSUs during the year ended December 31, 2014.

During the years ended December 31, 2014, 2013 and 2012, the Company repurchased 297,462, 378,823 and 449,848 shares of stock, respectively, for an aggregate value of $1.6 million, $2.0 million and $2.2 million, respectively, from employees upon the vesting of their RSUs that were granted under the Company’s 2008 Equity Incentive Plan to satisfy such employees’ minimum statutory tax withholding requirement. The Company will continue to repurchase shares of stock from employees as their RSUs vest to satisfy the employees’ minimum statutory tax withholding requirement.

The table summarizes the securities available for future issuance with respect to the Company’s 2008 Equity Incentive Plan (in thousands):

2008 Plan
Available at January 1, 2012	4,527
Authorized	7,000
Granted	(3,614)
Canceled	811
Available at December 31, 2012	8,724
Authorized	—
Granted	(4,252)
Canceled	1,011
Available at December 31, 2013	5,483
Authorized	—
Granted	(2,571)
Canceled	1,152
Available at December 31, 2014	4,064

Employee Stock Purchase Plan

In October 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) and reserved 500,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan authorizes the granting of stock purchase rights to eligible employees during two-year offering periods with exercise dates every six months. Shares are purchased using employee payroll deductions at purchase prices equal to 85% of the lesser of the fair market value of the Company’s common stock at either the first day of each offering period or the date of purchase.

In 2014, 2013 and, 2012, 734,472; 915,984 and 932,537 shares of common stock, respectively, were sold under the Purchase Plan at average prices of $4.35, $4.12 and $4.47 per share, respectively. As of December 31, 2014, a total of 39,848 shares were reserved for future issuance. The number of shares reserved for issuance under the Purchase Plan is increased automatically on January 1 of each year by an amount equal to 1% of the Company’s total outstanding common shares as of the immediately preceding December 31.

Stock Repurchase Program

In April 2012, the Company’s Board of Directors authorized a $50.0 million stock repurchase program. The repurchases may occur from time to time in the open market or in privately negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions, cash on hand and other factors and may be made under a stock repurchase plan. The authorization will stay in effect until the authorized aggregate amount is expended or the authorization is modified by the Board of Directors. The program does not obligate the Company to acquire any particular amount of stock and purchases under the program may be commenced or suspended at any time, or from time to time, without prior notice. Further, the stock repurchase program may be modified, extended or terminated by the Board at any time. In July 2013, the Company’s Board of Directors authorized a new share repurchase plan as a follow-on to its current plan, wherein the Board authorized the Company to repurchase its common stock up to an additional $50.0 million. Of the $100.0 million authorized by the Board of Directors, approximately $46.5 million is still available for stock repurchase as of December 31, 2014.

The Company repurchased a total of 2,099,083 shares of its common stock on the open market at a total cost of $10.8 million with an average price per share of $5.16 during the year ended December 31, 2014. The Company repurchased a total of 1,614,120 shares of its common stock, including shares repurchased pursuant to the ASR agreement, on the open market at a total cost of $8.2 million, of which $5.2 million was paid in 2012, with an average price per share of $5.05 during the year ended December 31, 2013.

NOTE 13—INCOME TAXES

Income (loss) before income taxes and the income tax provision consisted of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Income (loss) before provision for income taxes and equity in net loss of an unconsolidated affiliate:
U.S.	$4,550	$(12,129)	$(11,668)
Non U.S.	16,675	31,063	12,258
Total income before provision for income taxes and equity in net loss of an unconsolidated affiliate	$21,225	$18,934	$590

	Year Ended December 31,
	2014	2013	2012
Provision for income taxes
Current:
Federal	$—	$(1,001)	$332
State	71	(30)	(461)
Foreign	9,961	6,898	9,253
Total current provision	10,032	5,867	9,124
Deferred:
Federal	(30,873)	580	(83)
State	(87)	72	560
Foreign	(182)	83	(120)
Total deferred provision (benefit)	$(31,142)	$735	$357
Charge in lieu of taxes attributable to employee stock-based plans	130	353	498
Income tax provision	$(20,980)	$6,955	$9,979

The charge in lieu of taxes represents the tax provision from deductions for employee stock transactions, net of related amounts reported for financial reporting purposes, which are recorded as a direct increase to additional paid-in capital instead of a decrease to the income tax provision.

The Company’s effective tax rate differs from the federal statutory rate due to the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Tax provision at federal statutory rate	$7,429	$6,630	$207
Foreign income and withholding taxes	8,061	5,043	6,741
Stock-based compensation expense	938	956	1,048
State income taxes	40	(286)	(1,075)
Non-deductible expenses	55	59	64
Tax credits	(7,161)	(7,973)	(6,571)
Impact of valuation allowance	(30,080)	4,550	10,266
Federal exempt interest income	(53)	(123)	(308)
Benefit on loss of an unconsolidated affiliate	(53)	(171)	(631)
Unrecognized tax benefit interest release	—	(1,012)	—
Other	(156)	(718)	238
Income tax provision	$(20,980)	$6,955	$9,979

Deferred income tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of net deferred income tax assets were (in thousands):

	December 31,
	2014	2013
Net operating loss carryforwards	$15,710	$9,106
Tax credits	44,462	48,003
Stock-based compensation expense	5,754	5,396
Accruals and other reserves	2,654	2,701
Inventory valuation	912	647
Depreciable and amortizable items	1,820	5,592
Capitalized research and development	10,468	11,274
Other items not currently deductible	3,149	3,539
Total deferred tax assets	$84,929	$86,258
Less: valuation allowance	(54,728)	(81,699)
Net deferred tax assets	$30,201	$4,559
Reported as:
Deferred income taxes, current	2,095	191
Deferred income taxes, non-current	28,106	4,368
Net deferred taxes	$30,201	$4,559

During the fourth quarter of 2014, the Company concluded that the valuation allowance for certain U.S. federal and state deferred tax assets, with the exception of the deferred tax assets related to federal research and development credits, foreign tax credits and California deferred tax assets, is no longer needed primarily due to the emergence from cumulative losses in recent years and the expectation of sustainable profitability in future periods. As of December 31, 2014, the cumulative positive evidence outweighed the negative evidence regarding the likelihood that certain deferred tax assets for the Company's U.S. consolidated income tax group will be realized. Accordingly, the Company recognized a non-recurring, non-cash tax benefit of $30.1 million related to the valuation allowance reversal.

As of December 31, 2014, the Company has maintained a $54.7 million valuation allowance (including $38.8 million for federal deferred tax assets and $15.9 million for state deferred tax assets) as a result of uncertainties related to the realization of its net deferred tax assets primarily associated with the federal research and development credits, foreign tax credits and California deferred tax assets.

As of December 31, 2014, the Company had federal net operating loss carryforward of approximately $32.8 million which will start expire in 2025 if not utilized. The Company has state net operating loss carryforwards of approximately $65.3 million, which will start to expire in 2017 if not utilized. As of December 31, 2014, the Company also had research credit carryforwards for federal and state purposes of approximately $10.6 million and $20.7 million, respectively. The federal credits will begin to expire in 2025, while the state credits do not expire. The Company also had $14.6 million foreign tax credits which will begin to expire in 2019 if not utilized.

In the event the Company was to experience a future cumulative ownership change of greater than 50% pursuant to Internal Revenue Code sections 382 and 383 or similar state and foreign rules, the Company’s ability to utilize the net operating loss and credit carryforwards may be limited.

As of December 31, 2014, 2013 and 2012, the Company had gross tax effected unrecognized tax benefits of $23.1 million, $21.2 million and $27.2 million, of which $13.5 million, $12.5 million and $11.8 million, respectively, if recognized, would affect the effective tax rate. It is possible that the amount of unrecognized tax benefits will change within the next 12 months; however, an estimate of the range of change cannot be made at this time.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Balance as of January 1	$21,219	$27,175	$26,555
Tax positions related to the current period:
Gross increase	3,783	3,340	2,888
Tax positions related to the prior period:
Gross increase	28	—	455
Gross decrease	(281)	(708)	—
Settlements	—	(468)	(2,687)
Dispositions	—	(7,552)	—
Lapse of statute of limitations	(1,621)	(568)	(36)
Balance as of December 31	$23,128	$21,219	$27,175

Approximately $11.5 million of the Company’s unrecognized tax benefits relate to withholding taxes arising from sales in various foreign countries. The Company considers the statute of limitations that exists as well as the administrative practice in such countries in order to reverse such liabilities seven years after their origination. During 2014, the Company recognized $1.6 million of such previously unrecognized benefits, with an immaterial impact to the income tax provision due to the corresponding reversal of offsetting tax receivable. During 2013, the Company recognized $0.5 million of such previously unrecognized benefits, with no impact to the income tax provision due to the reversal of offsetting deferred tax assets for corresponding foreign tax credits. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for income taxes. During the years ended December 31, 2014, 2013 and 2012, the Company accrued approximately $12,000, $75,000 and $221,000, respectively of additional interest related to unrecognized tax benefits.

The Company conducts business globally and, as a result, it and its subsidiaries file income tax returns in various jurisdictions throughout the world including with the U.S. federal and various U.S. state jurisdictions as well as with various foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities throughout the world. The Company remains subject to federal and state examination for all years from 2003 and forward by virtue of the tax attributes carrying forward from those years. The Company also remains subject to examination in most foreign jurisdictions for all years since 2007 or the year it began operations in those countries, if later.

NOTE 14—SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one operating and reportable segment with offerings including semiconductors, intellectual property and related services. The Company’s Chief Executive Officer, who is considered to be the Company’s chief operating decision maker, reviews financial information presented on one operating segment basis for purposes of making operating decisions and assessing financial performance.

Revenue

Revenue by geographic area based on the billing address of customers was as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
United States	$99,042	$129,384	$106,154
Taiwan	46,383	40,211	56,320
Japan	37,110	36,628	36,677
China	25,209	27,987	19,465
Europe	33,750	25,292	16,131
Korea	15,046	15,263	15,946
Other	1,512	1,641	1,671
Total revenue	$258,052	$276,406	$252,364

The Company’s revenue by its primary markets was as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Mobile	$99,733	$149,148	$120,936
Consumer Electronics	85,665	65,101	64,566
Personal Computers	12,730	13,059	17,985
Total product revenue	198,128	227,308	203,487
Licensing and services	59,924	49,098	48,877
Total revenue	$258,052	$276,406	$252,364

Customers representing more than 10% of total revenue were as follows:

	Year Ended December 31,
	2014	2013	2012
Samsung Electronics	28.7%	40.2%	35.0%
Edom Technology	6.7%	6.4%	10.3%

At December 31, 2014, two customers both represented 12.3% of net accounts receivable. At December 31, 2013, two customer represented 38.3% and 20.3% of net accounts receivable. The Company’s top five customers, including distributors, generated 57.9%, 67.1% and 64.4% of the Company’s revenue in 2014, 2013 and 2012, respectively.

Property and Equipment

The table below presents the net book value of the property and equipment by their physical location (in thousands):

	December 31,
	2014	2013
United States	$8,548	$7,210
China	4,357	4,627
Taiwan	1,054	1,216
India	1,163	1,410
Others	173	213
Net book value	$15,295	$14,676

NOTE 15—SUBSEQUENT EVENTS

On January 26, 2015, the Company signed a definitive agreement, pursuant to which Lattice Semiconductor Corporation will acquire Silicon Image in an all-cash tender offer of $7.30 per share.

NOTE 16—UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

The following table sets forth the Company’s consolidated statements of operations data for the eight quarters ended December 31, 2014. This unaudited quarterly information has been prepared on the same basis as the Company’s audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this data.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
	(in thousands, except per share amounts)
2,014
Total Revenues	$61,561	$59,536	$70,328	$66,627
Cost of Revenues	$24,815	$24,814	$27,770	$23,093
Gross Profit	$36,746	$34,722	$42,558	$43,534
Net Income (Loss)	$(99)	$1,073	$10,298	$30,834
Net Income (Loss) Per Share:
Basic	$—	$0.01	$0.13	$0.40
Diluted	$—	$0.01	$0.13	$0.39
2,013
Total Revenues	$62,039	$73,679	$79,311	$61,377
Cost of Revenues	$26,065	$31,185	$33,407	$23,164
Gross Profit	$35,974	$42,494	$45,904	$38,213
Net Income (Loss)	$(704)	$4,193	$8,965	$(964)
Net Income (Loss) Per Share:
Basic	$(0.01)	$0.06	$0.12	$(0.01)
Diluted	$(0.01)	$0.05	$0.11	$(0.01)

(1) Revenue for the fourth quarter of 2014 includes the recognition of $6.8 million of HDMI royalty revenue that had been deferred for the first three quarters of 2014. Net income for the fourth quarter of 2014 includes a $30.1 million benefit from the release of valuation allowance on a portion of the Company's deferred tax assets.